Exhibit 99.1

Holloman Energy Appoints New Financial Officer

HOUSTON, TX--(Marketwired - Aug 22, 2014) - Holloman Energy Corporation (OTCQB: HENC) (the "Company" or "Holloman Energy"), announces the resignation of Robert Wesolek, and appointment of Gina Serkasevich as Chief Financial Officer.

"We are pleased to escalate Gina Serkasevich's position on the executive team at Holloman Energy," stated Mark Stevenson, Holloman CEO. "Her highly developed skills are well known to us, and we believe she will be instrumental in moving Holloman Energy into its next stage of growth. We also take this opportunity to thank Bob Wesolek for his years of service. We understand his need to adjust the scope of his professional commitments and wish him luck in his future endeavors."

Gina Serkasevich, CMA joined Holloman Energy as its Financial Controller in June 2013, and has more than 25 years of domestic and international corporate accounting and finance experience. In addition, since July 2013, she has served as U.S. Controller for EFLO Energy, Inc. (OTCQB: EFLO), a company focused on the acquisition, exploration and development of oil and gas assets in North America. Ms. Serkasevich joined Holloman Corporation in June 2012, and also continues to act as its Director of Finance. Holloman Corporation is one of the largest employee owned engineering and construction companies in the United States. Prior to 2012, Ms. Serkasevich worked in the Oil and Gas Tanker Transportation industry as a Regional Financial Manager for AET Inc. Limited (2011-2012), as a Financial Consultant for OSG Ship Management, Inc. (NYSE-OSG) (2009-2011) and as a Financial Controller/CFO for Stena Bulk LLC (1998-2008). During her 11 year tenure at Stena Bulk LLC she established the financial, accounting and reporting requirements for the new joint ventures and tanker pools with Sonanagol USA and held the Company Secretary position on both of those companies' boards of directors.

About Holloman
Holloman is focused on exploring and producing oil in Australia's Cooper Basin. Holloman's Cooper Basin licenses include interests in PEL 112 and PEL 444 which currently comprise 3,444 km2 (approximate 850,000 thousand gross acres, 413,000 net acres) on the prolific Western Margin of Australia's Cooper - Eromanga Basin.

Forward-Looking Statements: This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which the Company has little or no control. The Company does not intend (and is not obligated) to publicly update any forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the Company's filings with the SEC.

ON BEHALF OF THE BOARD OF DIRECTORS
Holloman Energy Corporation
http://www.hollomanenergy.com

Contact:
Holloman Energy Corporation
Gina Serkasevich
(281) 260-0193